Exhibit 4.2

Brainsway Ltd.

Date: December 9, 2009
Allocation Letter No. 1

To
Nominee Company
Of Bank Leumi Le’Israel Ltd.	- This paper has an actual cash value -

Dear Madam/Sir,

Re: Warrant (Series 4) allocation letter of Brainsway Ltd (51-389076-4) (the “Company”)
 pursuant to the shelf prospectus dated February 26, 2009 (the “Prospectus”) and the shelf offering report dated December 7, 2009 (the “Shelf Offering Report”)

1,000,000 warrants (series 4) are hereby allocated in your name, whereby each warrant may be exercised for one ordinary share, nominal value NIS 0.01, of the Company (the “Warrants”), numbered from 1 to 1,000,000, for the benefit of all those entitled under the Prospectus and the Shelf Offering Report in respect of the warrants in accordance with the results of the offering and subject to the terms and conditions of the Prospectus and Shelf Offering Report.

This allocation letter may be split, transferred or waived in accordance with the terms and conditions of the Prospectus and the Shelf Offering Report.

The allocated securities will be registered in the name of the Nominee Company Of Bank Leumi Le’Israel Ltd. in the Company’s securities register.

Share certificates will be delivered to you, subject to exercise of the warrants, within three business days after the exercise of each warrant, in accordance with the provisions of the Prospectus and Shelf Offering Report.

_________________
Brainsway Ltd.

I, the undersigned, Yoav Nahir, Adv., hereby confirm that this document is duly signed by authorized signatories of the Company and that their signatures, together with the seal of the Company, shall bind the Company.

_________________
Yoav Nahir, Adv.